Filed Pursuant to Rule 433

Registration Nos.: 333-230960 and 333-230960-04

Free Writing Prospectus dated September 16, 2020

Nissan Auto Lease Trust 2020-B

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 16, 2020 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2a Notes	Aaa (sf)	AAA (sf)
Class A-2b Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of the Class A notes receive the ratings listed above.

Underwriters

BofA Securities	Citigroup	HSBC	SOCIETE GENERALE

BNP PARIBAS	Mizuho Securities	TD Securities	US Bancorp

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-230960) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 or by emailing prospectus_requests@bofa.com.